Exhibit 99.1

Union Pacific Names Rhonda S. Ferguson Executive Vice President

and Chief Legal Officer

FOR IMMEDIATE RELEASE

Omaha, Nebraska, June 7, 2016 – Union Pacific today named Rhonda S. Ferguson executive vice president and chief legal officer, effective July 11.

Ferguson, 46, joins Union Pacific from FirstEnergy Corp., where she was vice president, corporate secretary and chief ethics officer since 2007. A Fortune 200, $15 billion diversified energy company based in Akron, Ohio, FirstEnergy operates 10 electric distribution companies in a highly regulated industry.

“Rhonda brings a wealth of experience and expertise covering a variety of complex business and legal matters for a large company with a multi-state geographic footprint,” said Lance Fritz, Union Pacific chairman, president and chief executive officer. “Her values related to teamwork, high ethical standards and passion for performance are consistent with Union Pacific’s. Rhonda’s more than 20 years of success as a strategic legal and business partner will add value to our entire organization, and specifically Union Pacific’s world-class law department.”

In addition to leading FirstEnergy’s corporate, real estate and records and information departments, Ferguson led the company’s corporate compliance and ethics program. She was responsible for a broad range of matters relating to corporate governance, New York Stock Exchange and Securities and Exchange Commission-compliance, information governance, data protection and privacy; as well as construction, real estate and transmission rights.

Prior to joining FirstEnergy, Ferguson worked as assistant general counsel and assistant corporate secretary at Ferro Corporation in suburban Cleveland. Prior to that, she served as partner at Baker Hostetler LLP and as a litigation associate at Thompson Hine LLP, both in Cleveland. Ferguson earned a Juris Doctor from Case Western Reserve University and Bachelor of Science, Industrial Engineering from Northwestern University.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2006-2015, Union Pacific invested approximately $33 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact: Aaron Hunt, 402-544-0100 or amhunt@up.com

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